Exhibit 99.1

 Eagle Bulk Shipping Inc. Reports Record Fourth Quarter 2021 Results

STAMFORD, CT, March 3, 2022 -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) (“Eagle Bulk,” “Eagle” or the “Company”), one of the world’s largest owner-operators within the midsize drybulk segment, today reported financial results for the three months and year ended December 31, 2021.

Quarter Highlights:

•Generated Revenues, net of $184.7 million
◦Achieved TCE(1) of $29,407/day basis TCE Revenue(1) of $133.0 million

•Realized record net income of $87.5 million, or $6.79 per basic share
◦Adjusted net income(1) of $69.3 million, or $5.38(1) per adjusted basic share

•Generated EBITDA(1) of $108.5 million
◦Adjusted EBITDA(1) of $91.6 million

•Declared a quarterly dividend of $2.05 per share for the fourth quarter of 2021. Payable on March 25, 2022 to shareholders of record at the close of business on March 15, 2022

•Executed a $400.0 million comprehensive refinancing, lowering cost of debt and extending maturity duration
◦New facility consists of a $300.0 million term loan and a $100.0 million revolver facility

Recent Developments:

•Looking ahead, as of March 2, 2022, our coverage position is as follows:
◦Q1 2022 - 95% of available days fixed at an average TCE of $27,200

Eagle's CEO Gary Vogel commented, “Eagle achieved record results once again this quarter as we were able to capitalize on the continued strength of the drybulk market. Our record $88 million of net income for the fourth quarter capped off a truly extraordinary year for the Company – in terms of fleet growth, balance sheet optimization, and TCE performance. Since October, we have paid down more than $70 million in debt and declared cumulative cash dividends of $53 million, including a fourth quarter dividend of $2.05 per share, equating to 30% of Net Income generated in the quarter.

Looking ahead, we have experienced increased volatility in Q1 on the back of short-term demand impacts in addition to typical seasonal weakness. I believe we have navigated these well, and as of today, we have fixed about 95 percent of our available days for the first quarter of 2022 at a net TCE of $27,200 per day.

Notwithstanding near-term geopolitical risks, we maintain our constructive outlook, based on the positive drybulk supply/demand dynamics and particularly for the midsize Supramax/Ultramax segment in which Eagle exclusively operates.”

Fleet Operating Data

	For the Three Months Ended		For the Years Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Ownership Days	4,851	4,419	18,258	18,065
Chartered-in Days	613	515	2,331	2,179
Available Days	5,135	4,794	19,538	19,612
Operating Days	5,131	4,752	19,439	19,450
Fleet Utilization	99.9%	99.1%	99.5%	99.2%

Fleet Development

Vessels acquired and delivered in the fourth quarter of 2021:

•M/V Valencia Eagle, an Ultramax (64K DWT / 2015-built)

Results of Operations for the three months and years ended December 31, 2021 and 2020

For the three months ended December 31, 2021, the Company reported net income of $87.5 million, or basic and diluted income of $6.79 per share and $5.40 per share, respectively. In the comparable quarter of 2020, the Company reported net income of $0.1 million, or $0.01 per basic and diluted share.

For the three months ended December 31, 2021, the Company reported adjusted net income of $69.3 million, which excludes unrealized gains on derivative instruments and loss on debt extinguishment of $24.1 million and $6.0 million, respectively, or basic and diluted adjusted net income of $5.38 per share and $4.28 per share, respectively. In the comparable quarter of 2020, the Company reported adjusted net loss of $3.0 million, which excludes unrealized gains on derivative instruments of $3.2 million, or basic and diluted adjusted net loss of $0.29 per share.

For the year ended December 31, 2021, the Company reported net income of $184.9 million, or basic and diluted income of $14.91 per share and $11.79 per share, respectively. For the year ended December 31, 2020, the Company reported a net loss of $35.1 million, or $3.40 per basic and diluted share.

For the year ended December 31, 2021, the Company reported adjusted net income of $191.1 million, which excludes unrealized losses on derivative instruments and loss on debt extinguishment of $0.1 million and $6.1 million, respectively, or basic and diluted adjusted net income of $15.41 per share and $12.18 per share, respectively. For the year ended December 31, 2020, the Company reported adjusted net loss of $35.0 million, which excludes unrealized gains on derivative instruments and impairment of operating lease right-of-use assets of $0.3 million and $0.4 million, respectively, or basic and diluted adjusted net loss of $3.40 per share.

Revenues, net

Revenues, net for the three months ended December 31, 2021 were $184.7 million compared to $75.2 million in the comparable quarter in 2020. The increase in revenue was primarily due to a significant increase in charter hire rates and an increase in available days. The available days including chartered-in days for the three months ended December 31, 2021 were 5,135 as compared to 4,794 for the three months ended December 31, 2020.

Revenues, net for the year ended December 31, 2021 were $594.5 million compared to $275.1 million for the prior year, an increase of 116% compared to the prior year ended December 31, 2020. The increase was primarily due to an increase in charter hire rates as rates recovered from the economic downturn caused by the COVID-19 pandemic in 2020, partly offset by a decrease in available days. The available days including chartered-in days for the year ended December 31, 2021 were 19,538 as compared to 19,612 for the year ended December 31, 2020.

Voyage expenses

Voyage expenses for the three months ended December 31, 2021 were $23.2 million compared to $19.6 million in the comparable quarter in 2020. The increase was primarily due to an increase in brokerage commissions as a result of the higher charter hire rates and an increase in bunker consumption expense driven by an increase in bunker prices during 2021.

Voyage expenses for the years ended December 31, 2021 and 2020 were $104.6 million and $89.5 million, respectively. Voyage expenses have primarily increased due to an increase in bunker consumption expense, an increase in broker commission expense and an increase in port expenses.

Vessel operating expenses

Vessel operating expenses for the three months ended December 31, 2021 were $30.6 million compared to $20.8 million in the comparable quarter in 2020. The increase in vessel operating expenses is mainly attributable to higher owned days, an increase in lubes expense, and an increase in vessel startup expenses related to the acquisition of three vessels during the third and fourth quarters of 2021. The Company continued to incur higher costs related to the delivery of stores and spares, as well as crew changes as a result of the ongoing COVID-19 pandemic. The ownership days for the three months ended December 31, 2021 and 2020 were 4,851 and 4,419, respectively.

Average daily vessel operating expenses excluding one-time, non-recurring expenses related to vessel acquisitions and sales and termination charges relating to change in crewing manager on some of our vessels for the three months ended December 31, 2021 was $6,028 as compared to $4,718 for the three months ended December 31, 2020.

Vessel operating expenses for the years ended December 31, 2021 and 2020 were $103.9 million and $86.5 million, respectively. The increase in vessel operating expenses is primarily attributable to an increase in lubes expense, an increase in stores and spares delivery costs, crew wages, and crew changes due to the ongoing COVID-19 pandemic, and vessel start-up expenses as the Company purchased and took delivery of nine vessels during 2021. The ownership days for the years ended December 31, 2021 and 2020 were 18,258 and 18,065, respectively.

Average daily vessel operating expenses excluding one-time, non-recurring expenses related to vessel acquisitions and sales and termination charges relating to change in crewing manager on some of our vessels for the year ended December 31, 2021 was $5,357 as compared to $4,790 for the year ended December 31, 2020.

Charter hire expenses

Charter hire expenses for the three months ended December 31, 2021 were $11.7 million compared to $5.5 million in the comparable quarter in 2020. The increase in charter hire expense was due to an increase in charter hire rates due to improvement in the charter hire market and an increase in chartered-in days. The total chartered-in days for the three months ended December 31, 2021 were 613 compared to 515 for the comparable quarter in the prior year.

Charter hire expenses for the years ended December 31, 2021 and 2020 were $37.1 million and $21.3 million, respectively. The increase in charter hire expenses in 2021 compared with 2020 was mainly due to an increase in charter hire rates due to improvement in the charter hire market and an increase in the number of chartered-in days. The chartered-in days for the year ended December 31, 2021 were 2,331 compared to 2,179 for the year ended December 31, 2020. As of December 31, 2021, the Company chartered-in four vessels on a long-term basis as of the charter-in commencement date with options to extend the charter period.

Depreciation and amortization

Depreciation and amortization expense for the three months ended December 31, 2021 and 2020 was $14.3 million and $12.6 million, respectively. Total depreciation and amortization expense for the three months ended December 31, 2021 includes $11.9 million of vessel and other fixed asset depreciation and $2.4 million relating to the amortization of deferred drydocking costs. Comparable amounts for the three months ended December 31, 2020 were $10.7 million of vessel and other fixed asset depreciation and $1.9 million of amortization of deferred drydocking costs. The increase in depreciation expense is attributable to the increase in cost base due to the purchase of nine vessels during 2021, partially offset by the sale of six vessels since the third quarter of 2020. The increase in drydock amortization is due to the completion of eleven additional drydocks since the end of 2020.

Depreciation and amortization expense for the years ended December 31, 2021 and 2020 was $53.5 million and $50.2 million, respectively. Total depreciation and amortization expense for the year ended December 31, 2021 includes $44.9 million of vessel and other fixed assets depreciation and $8.7 million relating to the amortization of deferred drydocking costs. Comparable amounts for the year ended December 31, 2020 were $42.8 million of vessel and other fixed assets depreciation and $7.4 million of amortization of deferred drydocking costs. The increase in depreciation expense is due to an increase in the cost base of our owned fleet due to the capitalization of scrubbers and BWTS on our vessels, and the acquisition of nine vessels in 2021, offset by the sale of five vessels in the third and fourth quarters of 2020 and the sale of one vessel in the third quarter of 2021. The increase in drydock amortization is due to the completion of eleven additional drydocks since the end of 2020.

General and administrative expenses

General and administrative expenses for the three months ended December 31, 2021 and 2020 were $11.6 million and $8.8 million, respectively. General and administrative expenses include stock-based compensation of $1.2 million and $0.7 million for the three months ended December 31, 2021 and 2020, respectively. The increase in general and administrative expenses was mainly attributable to an increase in legal expenses, compensation and benefits and an increase in stock-based compensation expense.

General and administrative expenses for the years ended December 31, 2021 and 2020 were $35.2 million and $31.5 million, respectively. The increase in general and administrative expenses in 2021 was primarily due to an increase in legal expenses, compensation and benefits and an increase in stock-based compensation expense. General and administrative expenses include stock-based compensation of $3.5 million and $3.0 million for 2021 and 2020, respectively. These stock-based compensation charges relate to the stock options, restricted stock awards and performance-based stock awards granted to certain members of management, employees, and certain directors of the Company.

Other operating expense

Other operating expense for the three months and year ended December 31, 2021 was $0.5 million and $2.8 million, respectively, with no other operating expense incurred for the same periods in 2020. In March 2021, the U.S. government began investigating an allegation that one of our vessels may have improperly disposed of ballast water that entered the engine room bilges during a repair. The Company posted a surety bond as security for any fines and penalties. Other operating expense consists of expenses relating to the incident, which include legal fees, surety bond expenses, vessel off-hire, crew changes and travel costs.

Interest expense

Interest expense for the three months ended December 31, 2021 and 2020 was $6.7 million and $8.5 million, respectively. The decrease in interest expense was primarily due to a decrease in outstanding debt and lower interest rates due to the refinancing of the Company's debt in the fourth quarter of 2021.

Interest expense for the years ended December 31, 2021 and 2020 was $32.3 million and $35.4 million, respectively. The decrease in interest expense was primarily due to a decrease in outstanding debt and lower interest rates due to the refinancing of the Company's debt in the fourth quarter of 2021.

Realized and unrealized loss/(gain) on derivative instruments, net

Realized and unrealized gain on derivative instruments, net, which the Company entered into to hedge its freight and bunker exposures for the three months ended December 31, 2021 and 2020 was $7.3 million and $0.8 million, respectively. The increase in realized and unrealized gains on derivative instruments was primarily due to the increase in positions and a change in rates.

Realized and unrealized loss on derivative instruments, net, which the Company entered into to hedge its freight and bunker exposures for the year ended December 31, 2021 was $38.2 million compared to a realized and unrealized gain on derivative instruments, net of $4.8 million for the year ended December 31, 2020. The change from realized and unrealized gains in 2020 to losses in 2021 on derivative instruments was primarily due to the sharp increase in charter hire rates.

Loss on debt extinguishment

In October 2021, the Company repaid the outstanding debt together with accrued interest as of that date under the Norwegian Bond Debt and discharged the debt in full from the proceeds of the Global Ultraco Debt Facility and cash on hand. As a result, the Company expensed $1.6 million representing the unamortized balance of debt discount and debt issuance costs, as well as a $4.4 million call premium on the Norwegian Bond Debt as a loss on debt extinguishment in the fourth quarter of 2021.

Liquidity and Capital Resources

The following table presents the cash flow information for the years ended December 31, 2021 and 2020 (in thousands):

	For the Years Ended
	December 31, 2021	December 31, 2020
Net cash provided by operating activities (1)	$209,171	$12,595
Net cash used in investing activities (2)	(125,481)	(5,492)
Net cash (used in)/provided by financing activities (3)	(86,317)	22,615
Net (decrease)/increase in cash, cash equivalents and restricted cash	(2,627)	29,718
Cash and cash equivalents including restricted cash, beginning of year	88,849	59,131
Cash and cash equivalents including restricted cash, end of year	$86,222	$88,849

(1) The increase in cash flows provided by operating activities resulted primarily from the increase in revenues due to higher charter hire rates.

(2) During 2021, the Company purchased nine vessels for $126.2 million. The Company paid $6.7 million for the purchase of ballast water treatment systems on our fleet. Additionally, the Company paid $2.1 million for vessel improvements. This use of cash was partially offset by the proceeds from the sale of one vessel for $9.2 million and $0.4 million of insurance proceeds received on hull and machinery claims.

(3) During 2021, the Company received (i) $300.0 million in proceeds from the Global Ultraco Debt Facility, (ii) $50.0 million in proceeds from the revolver loan under the Global Ultraco Debt Facility, (iii) $55.0 million in proceeds from the revolver loan under the New Ultraco Debt Facility, (iv) $16.5 million in proceeds from the New Ultraco Debt Facility, (v) $24.0 million in proceeds from the Holdco Revolving Credit Facility and (vi) $27.1 million in net proceeds from the ATM Offering. The Company repaid (i) $182.9 million of the New Ultraco Debt Facility, (ii) $184.4 million of the Norwegian Bond Debt, (iii) $12.5 million of the Global Ultraco Debt Facility, (iv) $55.0 million of the revolver loan under the New Ultraco Debt Facility, (v) $24.0 million of the Holdco Revolving Credit Facility, (vi) $15.0 million of the revolver loan under the Super Senior Facility and (vii) $50.0 million of the revolver loan under the Global Ultraco Debt Facility. Additionally, the Company paid (i) $6.4 million in financing costs to lenders, (ii) $0.7 million in other financing costs, and (iii) $0.5 million of financing costs related to the equity offerings in December 2020. Additionally, the Company paid $25.8 million in dividends to its shareholders and $1.9 million to settle net share equity awards.

As of December 31, 2021, our cash and cash equivalents including restricted cash was $86.2 million compared to $88.8 million as of December 31, 2020.

As of December 31, 2021, the Company's outstanding debt of $401.7 million, which excludes debt discount and debt issuance costs consisted of $287.6 million under the Global Ultraco Debt Facility and $114.1 million under the Convertible Bond Debt.

In addition, as of December 31, 2021, we had $100.0 million in an undrawn revolver facility available under the Global Ultraco Debt Facility.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels, which are required and/or expected to enhance the efficiency and safety of our vessels.

In addition to acquisitions that we may undertake in future periods, the Company's other major capital expenditures include funding the Company's program of regularly scheduled drydocking and vessel improvements necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its drydocking, the costs are relatively predictable. In accordance to the statutory requirements, management anticipates that vessels are to be drydocked every five years for vessels younger than 15 years and two and a half years for vessels older than 15 years. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that the process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

The following table represents certain information about the estimated costs for anticipated vessel drydockings, ballast water treatment systems ("BWTS"), and vessel upgrades in the next four quarters, along with the anticipated off-hire days:

	Projected Costs (1) (in millions)
Quarter Ending	Off-hire Days (2)	BWTS	Drydocks	Vessel Upgrades (3)
March 31, 2022	383	$2.8	$4.1	$1.2
June 30, 2022	238	0.7	4.0	0.4
September 30, 2022	85	0.2	0.1	—
December 31, 2022	99	0.5	0.3	—

(1) Actual costs will vary based on various factors, including where the drydockings are actually performed.
(2) Actual duration of off-hire days will vary based on the age and condition of the vessel, yard schedules and other factors.
(3) Vessel upgrades represents capital expenditures relating to items such as high-spec, low friction hull paint which improves fuel efficiency and reduces fuel costs, NeoPanama Canal chock fittings enabling vessels to carry additional cargo through the new Panama Canal locks, as well as other retrofitted fuel-saving devices. Vessel upgrades are discretionary in nature and evaluated on a business case-by-case basis.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table summarizes the Company’s selected consolidated financial and other data for the periods indicated below.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in U.S. dollars except share data)

	For the Three Months Ended		For the Years Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Revenues, net	$184,722,200	$75,181,143	$594,537,654	$275,133,547

Voyage expenses	23,232,476	19,588,771	104,643,078	89,548,796
Vessel operating expenses	30,552,815	20,847,002	103,876,600	86,527,915
Charter hire expenses	11,728,192	5,459,415	37,101,692	21,280,224
Depreciation and amortization	14,330,028	12,569,670	53,517,372	50,157,147
General and administrative expenses	11,601,672	8,807,919	35,160,889	31,532,109
Impairment of operating lease right-of-use assets	—	—	—	352,368
Other operating expense	500,599	—	2,812,415	—
(Gain)/loss on sale of vessels	(4,277)	100,565	(3,966,370)	489,772
Total operating expenses, net	91,941,505	67,373,342	333,145,676	279,888,331

Operating income/(loss)	92,780,695	7,807,801	261,391,978	(4,754,784)

Interest expense	6,695,111	8,509,530	32,256,787	35,392,623
Interest income	(38,702)	(20,533)	(91,533)	(257,165)
Realized and unrealized (gain)/loss on derivative instruments, net	(7,344,053)	(796,100)	38,243,746	(4,826,774)
Loss on debt extinguishment	5,986,061	—	6,085,094	—
Total other expense, net	5,298,417	7,692,897	76,494,094	30,308,684
Net income/(loss)	$87,482,278	$114,904	$184,897,884	$(35,063,468)

Weighted average shares outstanding:
Basic	12,880,882	10,415,499	12,399,509	10,310,246
Diluted	16,212,034	10,536,097	15,684,392	10,310,246
Per share amounts:
Basic net income/(loss)	$6.79	$0.01	$14.91	$(3.40)
Diluted net income/(loss)	$5.40	$0.01	$11.79	$(3.40)

CONSOLIDATED BALANCE SHEETS
(in U.S. dollars except share data)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$86,146,552	$69,927,594
Restricted cash - current	—	18,846,177
Accounts receivable, net of a reserve of $1,818,482 and $2,357,191, respectively	28,456,036	13,843,480
Prepaid expenses	3,361,730	3,182,815
Inventories	17,651,381	11,624,833
Collateral on derivatives	15,080,567	—
Fair value of derivative assets - current	4,668,873	—
Other current assets	667,677	839,881
Total current assets	156,032,816	118,264,780
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $218,669,885 and $177,771,755, respectively	908,075,913	810,713,959
Advances for vessel purchases	—	3,250,000
Operating lease right-of-use assets	17,017,429	7,540,871
Other fixed assets, net of accumulated depreciation of $1,402,584 and $1,137,562, respectively	257,228	489,179
Restricted cash - noncurrent	75,000	75,000
Deferred drydock costs, net	37,093,531	24,153,776
Fair value of derivative assets - noncurrent	3,112,091	—
Advances for scrubbers and ballast water systems and other assets	4,994,416	2,639,491
Total noncurrent assets	970,625,608	848,862,276
Total assets	$1,126,658,424	$967,127,056
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$20,781,295	$10,589,970
Accrued interest	2,957,241	4,690,135
Other accrued liabilities	17,993,299	11,747,064
Fair value of derivative liabilities - current	4,253,155	481,791
Current portion of operating lease liabilities	15,728,107	7,615,371
Unearned charter hire revenue	12,087,586	8,072,295
Current portion of long-term debt	49,800,000	39,244,297
Total current liabilities	123,600,683	82,440,923
Noncurrent liabilities:
Norwegian Bond Debt, net of debt discount and debt issuance costs	—	169,290,230
Super Senior Facility, net of debt issuance costs	—	14,896,357
New Ultraco Debt Facility, net of debt issuance costs	—	132,083,949
Global Ultraco Debt Facility, net of debt issuance costs	229,289,860	—
Convertible Bond Debt, net of debt discount and debt issuance costs	100,953,744	96,660,485
Noncurrent portion of operating lease liabilities	1,282,553	686,422
Other noncurrent accrued liabilities	265,365	—
Fair value of derivative liabilities - noncurrent	—	650,607
Total noncurrent liabilities	331,791,522	414,268,050
Total liabilities	455,392,205	496,708,973
Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized, none issued as of December 31, 2021 and 2020	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized, 12,917,027 and 11,661,797 shares issued and outstanding as of December 31, 2021 and 2020, respectively	129,170	116,618
Additional paid-in capital	982,745,562	943,571,685
Accumulated deficit	(313,494,798)	(472,137,822)
Accumulated other comprehensive income/(loss)	1,886,285	(1,132,398)
Total stockholders' equity	671,266,219	470,418,083
Total liabilities and stockholders' equity	$1,126,658,424	$967,127,056

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in U.S. dollars)

	For the Years Ended
	December 31, 2021	December 31, 2020
Cash flows from operating activities:
Net income/(loss)	$184,897,884	$(35,063,468)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation	44,861,755	42,778,395
Amortization of deferred drydocking costs	8,655,617	7,378,752
Amortization of operating lease right-of-use assets	16,364,248	12,516,798
Amortization of debt discount and debt issuance costs	7,082,655	6,272,309
Loss on debt extinguishment	6,085,094	—
(Gain)/loss on sale of vessels	(3,966,370)	489,772
Impairment of operating lease right-of-use assets	—	352,368
Net unrealized loss/(gain) on fair value of derivatives	68,153	(536,935)
Stock-based compensation expense	3,481,095	3,048,280
Drydocking expenditures	(21,906,358)	(14,293,562)
Changes in operating assets and liabilities:
Accounts payable	10,066,523	(4,170,779)
Accounts receivable	(14,966,819)	1,917,765
Accrued interest	(1,732,894)	(630,954)
Inventories	(6,026,548)	4,199,445
Operating lease liabilities current and noncurrent	(17,131,939)	(13,255,978)
Collateral on derivatives	(15,080,567)	—
Fair value of derivatives, other current and noncurrent assets	(1,622,099)	(228,992)
Other accrued liabilities	6,204,957	(3,006,946)
Prepaid expenses	(178,915)	1,448,601
Unearned charter hire revenue	4,015,291	3,380,036
Net cash provided by operating activities	209,170,763	12,594,907

Cash flows from investing activities:
Purchase of vessels and vessel improvements	(128,253,515)	(979,612)
Advances for vessel purchases	—	(3,250,000)
Purchase of scrubbers and ballast water treatment systems	(6,712,172)	(28,376,566)
Proceeds from hull and machinery insurance claims	354,263	3,943,667
Proceeds from sale of vessels	9,163,354	23,224,650
Purchase of other fixed assets	(33,071)	(53,794)
Net cash used in investing activities	(125,481,141)	(5,491,655)

Cash flows from financing activities:
Proceeds from New Ultraco Debt Facility	16,500,000	22,550,000
Proceeds from the revolver loan under New Ultraco Debt Facility	55,000,000	55,000,000
Proceeds from the Super Senior Facility	—	15,000,000
Proceeds from Holdco Revolving Credit Facility	24,000,000	—
Proceeds from the Global Ultraco Debt Facility	300,000,000	—
Proceeds from the revolver loan under the Global Ultraco Debt Facility	50,000,000	—
Proceeds from issuance of shares under ATM Offering, net of commissions	27,138,337	—
Repayment of Norwegian Bond Debt	(184,356,000)	(8,000,000)
Repayment of term loan under New Ultraco Debt Facility	(182,929,593)	(28,734,393)
Repayment of term loan under Global Ultraco Debt Facility	(12,450,000)	—
Repayment of revolver loan under New Ultraco Debt Facility	(55,000,000)	(55,000,000)
Repayment of revolver loan under Super Senior Facility	(15,000,000)	—

Repayment of revolver loan under Holdco Revolving Credit Facility	(24,000,000)	—
Repayment of revolver loan under Global Ultraco Debt Facility	(50,000,000)	—
Financing costs paid to lenders	(6,351,489)	(381,471)
Other financing costs	(730,711)	(141,634)
(Payments on)/Proceeds from Equity Offerings, net of issuance costs	(492,971)	23,497,854
Cash received from exercise of stock options	55,578	—
Cash used to settle fractional shares	(23)	(12,513)
Dividends paid	(25,763,388)	—
Cash used to settle net share equity awards	(1,936,581)	(1,162,609)
Net cash (used in)/provided by financing activities	(86,316,841)	22,615,234
Net (decrease)/increase in cash, cash equivalents and restricted cash	(2,627,219)	29,718,486
Cash, cash equivalents and restricted cash at beginning of year	88,848,771	59,130,285
Cash, cash equivalents and restricted cash at end of year	$86,221,552	$88,848,771

Supplemental cash flow information:
Accruals for vessel purchases and vessel improvements included in Other accrued liabilities	$72,597	$—
Accruals for scrubbers and ballast water treatment systems in Accounts payable and Other accrued liabilities	$3,306,853	$3,154,693
Accruals for dividends payable included in Other accrued liabilities and Other noncurrent accrued liabilities	$491,472	$—
Accruals for equity issuance costs included in Accounts payable and Other accrued liabilities	$—	$260,000
Fair value of warrants issued as consideration for vessel purchases included in Vessels and vessel improvements	$10,679,988	$—
Cash paid during the period for interest	$25,966,735	$29,603,965

Supplemental Information - Non-GAAP Financial Measures

This release includes various financial measures that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission ("SEC"). We believe these measures provide important supplemental information to investors to use in evaluating ongoing operating results. We use these measures, together with accounting principles generally accepted in the United States ("GAAP" or "U.S. GAAP") measures, for internal managerial purposes and as a means to evaluate period-to-period comparisons. However, we do not, and you should not, rely on non-GAAP financial measures alone as measures of our performance. We believe that non-GAAP financial measures reflect an additional way of viewing aspects of our operations, that when taken together with GAAP results and the reconciliations to corresponding GAAP financial measures that we also provide in our press releases, provide a more complete understanding of factors and trends affecting our business. We strongly encourage you to review all of our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names.

Non-GAAP Financial Measures

(1) Adjusted net income/(loss) and Adjusted Basic and Diluted income/(loss) per share

Adjusted net income/(loss) and Adjusted Basic and Diluted income/(loss) per share represents Net income and Basic and Diluted income/(loss) per share, respectively, as adjusted to exclude unrealized (gain)/loss on derivatives, loss on debt extinguishment, and impairment of operating lease right-of-use assets. The Company utilizes derivative instruments such as FFAs to partially hedge against its underlying long physical position in ships (as represented by owned and third-party chartered-in vessels). The Company does not apply hedge accounting, and, as such, the mark-to-market gains/(losses) on forward hedge positions impact current quarter results, causing timing mismatches in the Consolidated Statements of Operations. Additionally, we believe that loss on debt extinguishment and impairment of operating lease right-of-use assets are not representative of our normal business operations. We believe that Adjusted net income/(loss) and Adjusted income/(loss) per share are more useful to analysts and investors in comparing the results of operations and operational trends between periods and relative to other peer companies in our industry. Our Adjusted net income/(loss) should not be considered an alternative to net income/(loss), operating income/(loss), cash flows provided by/(used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. As noted above, our Adjusted net income/(loss) may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted net income/(loss) in the same manner.

The following table presents the reconciliation of our Net income/(loss) to Adjusted net income/(loss):

Reconciliation of GAAP Net income/(loss) to Adjusted Net income/(loss)

	For the Three Months Ended		For the Years Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income/(loss)	$87,482,278	$114,904	$184,897,884	$(35,063,468)
Adjustments to reconcile net income/(loss) to Adjusted net income/(loss):
Loss on debt extinguishment	5,986,061	—	6,085,094	—
Unrealized (gain)/loss on derivatives	(24,125,319)	(3,161,279)	68,153	(300,877)
Impairment of operating lease right-of-use assets	—	—	—	352,368
Adjusted Net income/(loss)	$69,343,020	$(3,046,375)	$191,051,131	$(35,011,977)

Weighted average shares outstanding:
Basic	12,880,882	10,415,499	12,399,509	10,310,246
Diluted (1)	16,212,034	10,536,097	15,684,392	10,310,246

Per share amounts:
Basic adjusted net income/(loss)	$5.38	$(0.29)	$15.41	$(3.40)
Diluted adjusted net income/(loss)(1)	$4.28	$(0.29)	$12.18	$(3.40)

(1) The number of shares used in the Diluted income per share and Diluted adjusted net income per share calculation for the three months and year ended December 31, 2021 includes 3,052,352 dilutive shares related to the Convertible Bond Debt based on the If-converted method per U.S. GAAP in addition to the restricted stock awards and options based on the Treasury stock method.

EBITDA and Adjusted EBITDA

We define EBITDA as net income/(loss) under GAAP adjusted for interest, income taxes, depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. Our Adjusted EBITDA should not be considered an alternative to net income/(loss), operating income/(loss), cash flows provided by/(used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. Adjusted EBITDA represents EBITDA adjusted to exclude the items which represent certain non-cash, one-time and other items such as vessel impairment, gain/(loss) on sale of vessels, impairment of operating lease right-of-use assets, unrealized (gain)/loss on derivatives, loss on debt extinguishment and stock-based compensation expenses that the Company believes are not indicative of the ongoing performance of its core operations.

The following table presents a reconciliation of our net income/(loss) to EBITDA and Adjusted EBITDA:

	For the Three Months Ended		For the Years Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income/(loss)	$87,482,278	$114,904	$184,897,884	$(35,063,468)
Adjustments to reconcile net income/(loss) to EBITDA:
Interest expense	6,695,111	8,509,530	32,256,787	35,392,623
Interest income	(38,702)	(20,533)	(91,533)	(257,165)
Income taxes	—	—	—	—
EBIT	94,138,687	8,603,901	217,063,138	71,990
Depreciation and amortization	14,330,028	12,569,670	53,517,372	50,157,147
EBITDA	108,468,715	21,173,571	270,580,510	50,229,137
Non-cash, one-time and other adjustments to EBITDA(1):	(16,897,719)	(2,312,878)	5,667,972	3,589,543
Adjusted EBITDA	$91,570,996	$18,860,693	$276,248,482	$53,818,680

(1) One-time and other adjustments to EBITDA for the three months and year ended December 31, 2021 includes stock-based compensation, loss on debt extinguishment, gain on sale of vessel and unrealized (gain)/loss on derivatives. One-time and other adjustments to EBITDA for the three months and year ended December 31, 2020 includes impairment of operating lease right-of-use assets, stock-based compensation, loss on sale of vessels and unrealized gain on derivatives.

TCE revenue and TCE

Time charter equivalent ("TCE") is a non-GAAP financial measure that is commonly used in the shipping industry primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts. The Company defines TCE as shipping revenues less voyage expenses and charter hire expenses, adjusted for realized gains/(losses) on FFAs and bunker swaps, divided by the number of owned available days. TCE provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. The Company's calculation of TCE may not be comparable to that reported by other companies. The Company calculates relative performance by comparing TCE against the Baltic Supramax Index ("BSI") adjusted for commissions and fleet makeup. Owned available days is the number of our ownership days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

The following table presents the reconciliation of revenues, net to TCE:

	For the Three Months Ended		For the Years Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Revenues, net	$184,722,200	$75,181,143	$594,537,654	$275,133,547
Less:
Voyage expenses	(23,232,476)	(19,588,771)	(104,643,078)	(89,548,796)
Charter hire expenses	(11,728,192)	(5,459,415)	(37,101,692)	(21,280,224)
Reversal of one legacy time charter (1)	—	115,671	(854,156)	448,347
Realized (loss)/gain on FFAs and bunker swaps	(16,782,390)	(2,365,179)	(38,176,716)	4,525,897
TCE revenue	$132,979,142	$47,883,449	$413,762,012	$169,278,771

Owned available days	4,522	4,279	17,207	17,433
TCE	$29,407	$11,190	$24,046	$9,710

(1) Prior to the third quarter of 2021, the Company adjusted for the impact of one legacy time charter in the TCE revenue and TCE financial measures.

Glossary of Shipping and Other Terms:

Ownership days: We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

Chartered-in days: We define chartered-in days as the aggregate number of days in a period during which we charter-in vessels under operating leases. Periodically, the Company charters in vessels on a single trip basis.

Available days: We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: We define operating days as the number of available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization: We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning. Our fleet continues to perform at high utilization rates.

ATM Offering: In March 2021, the Company entered into an at market issuance sales agreement with B. Riley Securities, Inc., BTIG, LLC and Fearnley Securities, Inc., as sales agents, to sell shares of common stock, par value $0.01 per share, of the Company with aggregate gross sales proceeds of up to $50.0 million, from time to time through an “at-the-market” offering program.

Definitions of capitalized terms related to our Indebtedness

Norwegian Bond Debt: Norwegian Bond Debt refers to the Senior Secured Bonds issued by Eagle Bulk Shipco LLC, a wholly-owned subsidiary of the Company ("Shipco"), as borrower, certain wholly-owned vessel-owning subsidiaries of Shipco, as guarantors ("Shipco Vessels"), on November 28, 2017 for $200.0 million, pursuant to those certain Bond Terms, dated as of November 22, 2017, by and between Shipco, as issuer, and Nordic Trustee AS, a company existing under the laws of Norway (the “Bond Trustee”).

The Company issued a ten day call notice to redeem the outstanding bonds under the Norwegian Bond Debt at a redemption price of 102.475% of the nominal amount of each bond. Pursuant to the bond terms, the Company paid $185.6 million consisting of $176.0 million par value of the outstanding bonds, accrued interest of $5.2 million and $4.4 million of call premium into a defeasance account to be further credited to the bondholders upon expiry of the notice period. Out of the $185.6 million, the Company funded $25.6 million to the defeasance account as of September 30, 2021. The remaining $160.0 million was funded on October 1, 2021. The bonds outstanding under the Norwegian Bond Debt were repaid in full on October 18, 2021 after the expiry of the requisite notice period.

New Ultraco Debt Facility: New Ultraco Debt Facility refers to a senior secured credit facility for $208.4 million entered into on January 25, 2019 by Eagle Bulk Ultraco LLC ("Ultraco"), a wholly-owned subsidiary of the Company, as the borrower (the "New Ultraco Debt Facility"), with the Company and certain of its indirectly vessel-owning subsidiaries, as guarantors (the “Guarantors”), the lenders party thereto, the swap banks party thereto, ABN AMRO Capital USA LLC ("ABN AMRO"), Credit Agricole Corporate and Investment Bank, Skandinaviska Enskilda Banken AB ( PUBL) and DNB Markets Inc., as mandated lead arrangers and bookrunners, and ABN AMRO, as arranger, security trustee and facility agent. The New Ultraco Debt Facility provides for an aggregate principal amount of $208.4 million, which consists of (i) a term loan facility of $153.4 million and (ii) a revolving credit facility of $55.0 million. The New Ultraco Debt Facility was refinanced on October 1, 2021.

Convertible Bond Debt: Convertible Bond Debt refers to $114.1 million that the Company raised from its issuance of 5.0% Convertible Senior Notes on July 29, 2019. They are due in 2024.

Super Senior Facility: Super Senior Facility refers to the credit facility for $15.0 million, by and among Shipco as borrower, and ABN AMRO Capital USA LLC, as original lender, mandated lead arranger and agent. During the third quarter of 2021, the Company cancelled the Super Senior Revolving Facility. There were no outstanding amounts under the facility.

Holdco Revolving Credit Facility: Holdco Revolving Credit Facility refers to the senior secured revolving credit facility for $35.0 million, by and among Eagle Bulk Holdco LLC ("Holdco"), a wholly-owned subsidiary of the Company, as borrower, the Company and certain wholly-owned vessel-owning subsidiaries of Holdco, as joint and several guarantors, the banks and financial institutions named therein as lenders and Crédit Agricole Corporate and Investment Bank, as lender, facility agent, security trustee and mandated lead arranger with Nordea Bank ABP, New York Branch. The Holdco Revolving Credit Facility was secured by three vessels and had an outstanding debt of $24.0 million as of September 30, 2021. The Holdco Revolving Credit Facility was refinanced on October 1, 2021.

Global Ultraco Debt Facility: Global Ultraco Debt Facility refers to the senior secured credit facility entered into by Ultraco on October 1, 2021, along with certain of its vessel-owning subsidiaries as guarantors, with the lenders party thereto (the “Lenders”), Credit Agricole Corporate and Investment Bank (“Credit Agricole”), Skandinaviska Enskilda Banken AB (PUBL), Danish Ship Finance A/S, Nordea Bank ABP, Filial I Norge, DNB Markets Inc., Deutsche Bank AG, and ING Bank N.V., London Branch. The Global Ultraco Debt Facility provides for an aggregate principal amount of $400.0 million, which consists of (i) a term loan facility in an aggregate principal amount of $300.0 million and (ii) a revolving credit facility in an aggregate principal amount of $100.0 million. The Global Ultraco Debt Facility is secured by 49 of the Company's vessels.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:00 a.m. ET on Friday, March 4, 2022, to discuss the fourth quarter and full year results.

To participate in the teleconference, investors and analysts are invited to call +1 844-282-4411 in the U.S., or +1 512-900-2336 outside of the U.S., and reference participant code 2175087. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call from 11:00 AM ET on March 4, 2022 until 11:00 AM ET on March 14, 2022. To access the replay, call +1 855-859-2056 in the U.S., or +1 404-537-3406 outside of the U.S., and reference passcode 2175087.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. (“Eagle” or the “Company”) is a U.S.-based, fully integrated, shipowner-operator providing global transportation solutions to a diverse group of customers including miners, producers, traders, and end users. Headquartered in Stamford, Connecticut, with offices in Singapore and Copenhagen, Eagle focuses exclusively on the versatile mid-size drybulk vessel segment and owns one of the largest fleets of Supramax/Ultramax vessels in the world. The Company performs all management services in-house (including: strategic, commercial, operational, technical, and administrative) and employs an active management approach to fleet trading with the objective of optimizing revenue performance and maximizing earnings on a risk-managed basis. For further information, please visit our website: www.eagleships.com.

Website Information

We intend to use our website, www.eagleships.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, filings with the SEC, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

Disclaimer: Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in vessel operating expenses, including drydocking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements, charter contracts, and other agreements on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the SEC.

CONTACT

Company Contact:
Frank De Costanzo
Chief Financial Officer
Eagle Bulk Shipping, Inc.
Tel. +1 203-276-8100
Email: investor@eagleships.com

Media Contact:
Rose & Company
Tel. +1 212-359-2228
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Source: Eagle Bulk Shipping Inc.